Pricing Supplement Dated March 19, 1998                     Rule 424(b)(3)
(To Prospectus dated August 18, 1997 and                File No. 333-32971
Prospectus Supplement dated August 19, 1997)


                                    Bestfoods
                        (formerly CPC International Inc.)
                    Medium-Term Notes, Series F - Fixed Rate

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Principal Amount: $250,000,000              Interest Rate: 6.625%

Issue Price: $247,347,500                   Original Issue Date: March 24, 1998

Agent's Discount or Commission: $2,187,500  Stated Maturity Date: April 15, 2028

Net Proceeds to Issuer: $245,160,000
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Interest Payment Dates: April 15 and October 15

Redemption:

/X/      The Notes cannot be redeemed prior to the Stated Maturity Date.

/ / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
         Initial Redemption Percentage:    %
         Annual Redemption Percentage Reduction:    % until Redemption
         Percentage is 100% of the principal amount.

Optional Repayment:

/X/      The Notes cannot be repaid prior to the Stated Maturity Date.

/ / The Notes can be repaid prior to the Stated Maturity Date at the option of Bestfoods.


         Optional Repayment Date(s):

         Repayment Prices: ________%

Currency:

         Specified Currency:_____________________
                  (if other than U.S. dollars, see attached)

         Authorized Denominations:
                (Applicable only if (i) other than U.S. $1,000 or (ii) Specified Currency is other than U.S. dollars)

Option to Receive Payments in Specified Currency:   / / Yes  /X/  No
      (Applicable only if Specified Currency is other than U.S. dollars)


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Discount Note:         / /  Yes       /X/   No

                  Total Amount of OID: $          Yield to Maturity:      %

                  Initial Accrual Period:

Indexed Note:          / /  Yes (see Other Provisions below)   /X/  No

Amortizing Note:       / /  Yes (see Other Provisions below)   /X/  No

Form:        /X/       Book-Entry   / / Certificated

Agent:       /X/       Salomon Brothers Inc

             /X/       Merrill Lynch & Co.

             / /       Other _________________

Agent acting in the capacity as indicated below:

             / /       Agent        /X/ Principal

If as principal:

             / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

             /X/ The Notes are being offered at a fixed initial public offering price of 98.939% of principal amount.

If as Agent:

                  The Notes are being offered at a fixed initial public offering price of % of principal amount.

Exchange Rate Agent: N/A

Calculation Agent: N/A

Other Provisions:

                   [None]